Exhibit 99.1

Life Storage, Inc. Reports First Quarter Results

BUFFALO, N.Y.--(BUSINESS WIRE)--May 7, 2020--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self storage properties, reported operating results for the quarter ended March 31, 2020.

Highlights for the First Quarter Included:

  Generated net income attributable to common shareholders of $36.4 million, or $0.78 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $1.40, a 6.9% increase over the same period in 2019.
  Increased same store net operating income ("NOI")(2) by 4.8% and same store revenue by 2.6% year-over-year.
  Grew management and acquisition fees by 43.0%.
  Acquired six stabilized stores in various California markets from a joint venture partner for a total purchase price of $134.0 million.
  Reported $20.7 million in cash and cash equivalents and $316.9 million in revolving line of credit availability as of March 31, 2020.
  Added 13 stores to the Company’s third-party management platform, bringing total managed stores at the end of the first quarter to 304.
  Launched “Rent Now 2.0,” the Company’s dynamic pricing, second generation, fully-digital rental platform that allows customers to self-serve and move into their storage unit with no human interaction; the new pricing alternatives allow customers to select a storage unit from one of three convenience and pricing-based tiers according to their individual needs and preferences.

Joe Saffire, the Company’s Chief Executive Officer, stated, “We had another excellent quarter, the results of which continue to validate our strategic initiatives to drive revenue growth, improve operating margins and increase shareholder value. The emergence of COVID-19 later in the quarter has shifted our focus and attention to the health and safety of our teammates and customers, and ensuring the Company’s liquidity remains strong.”

Saffire added, “Our industry leading technology has proven to be a differentiator during these times of social distancing as Rent Now has exceeded 50% of our rentals in recent weeks. I would like to congratulate our amazing team for ramping up the roll-out of Rent Now 2.0 earlier than planned to even further augment our customers' ability to self-serve. It is this team that provides me the confidence that our company will prove once again its ability to manage through challenging times.”

FINANCIAL RESULTS:

In the first quarter of 2020, the Company generated net income attributable to common shareholders of $36.4 million or $0.78 per fully diluted common share, compared to net income attributable to common shareholders of $34.5 million, or $0.74 per fully diluted common share, in the first quarter of 2019. Net income was positively impacted by increased same store NOI and higher management fee income.

Funds from operations for the quarter were $1.41 per fully diluted common share compared to $1.32 for the same period last year. Absent adjustments of $0.5 million that includes a gain on sale of land and acquisition fees, adjusted FFO per fully diluted common share for the quarter was $1.40, compared to $1.31 for the quarter ended March 31, 2019, after adjusting 2019 results for a $1.1 million gain on sale of land and $0.4 million in costs related to an officer’s retirement.

OPERATIONS:

Same store revenues for the stabilized stores wholly owned by the Company since December 31, 2018 increased 2.6% from the first quarter of 2019, the result of a 2.7% increase in realized rental rates, partially offset by a 50 basis point decrease in average occupancy.

Same store operating expenses decreased 1.3% for the first quarter of 2020 compared to the prior year period, primarily due to decreases in payroll and benefits, repair and maintenance, utilities, advertising and office and other operating expenses, partially off-set by increased real estate taxes and internet marketing costs. Accordingly, same store NOI increased 4.8% in the first quarter of 2020 as compared to the first quarter of 2019.

During the first quarter of 2020, the Company achieved same store revenue growth in 26 of its 30 major markets. Overall, the markets with the strongest positive revenue impact were Los Angeles, Buffalo, Chicago, Las Vegas and Austin.

The Company’s 2020 same store pool consists of the 517 stabilized stores wholly owned since December 31, 2018. Twenty-two of the stores purchased through December 31, 2019 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

PORTFOLIO TRANSACTIONS:

Wholly Owned Portfolio

During the quarter, the Company acquired six stabilized stores in various California markets from a joint venture partner for a total purchase price of $134.0 million. The Company previously managed these stores and owned a 20% minority interest in this joint venture, and the net investment to acquire the properties was $115.9 million.

The Company is under contract to sell one self storage facility for $19.0 million. The sale of this facility is subject to customary closing conditions and has been delayed until the second half of 2020 as a result of the impact of the COVID-19 global health crisis. There is no assurance that this facility will be sold.

Joint Venture Portfolio

During the quarter, the Company entered into a joint venture and acquired a 20% minority investment in a store at certificate of occupancy in Seattle, Wash. purchased by the joint venture for $21.7 million, of which the Company contributed $1.7 million.

THIRD-PARTY MANAGEMENT:

The Company continues to aggressively and profitably grow its third-party management platform. During the quarter, the Company added 13 stores. As of quarter end, the Company managed 304 facilities in total, including those in which it owns a minority interest.

FINANCIAL POSITION:

At March 31, 2020, the Company had approximately $20.7 million of cash on hand, and $316.9 million available on its line of credit. With no debt maturities until August 2021 ($100 million) and an average debt maturity of 6.5 years, the Company believes it has adequate liquidity to navigate this period of COVID-19 related disruption.

During the three months ended March 31, 2020, the Company issued 190,403 shares of common stock under its continuous equity offering program at a weighted average issue price of $114.26 per share, generating net proceeds after expenses of $21.5 million.

Below are key financial ratios at March 31, 2020:

-	Debt to Enterprise Value (at $94.55/share)	31.9%
-	Debt to Book Cost of Storage Facilities	42.8%
-	Debt to Recurring Annualized EBITDA	6.0x
-	Debt Service Coverage	4.3x

COMMON STOCK DIVIDEND:

Subsequent to quarter end, the Company’s Board of Directors approved a quarterly dividend to $1.07 per share, or $4.28 annualized. The dividend was paid on April 27, 2020 to shareholders of record on April 14, 2020.

COVID-19 PANDEMIC:

The emergence of the COVID-19 global health crisis has had a profound impact on human health, the global economy and society at-large. Life Storage has been actively addressing COVID-19, with teams working to mitigate the potential impacts to its employees, customers and financial performance.

To support its employees, the Company: (i) increased paid time off for COVID-19 related reasons; (ii) instituted enhanced health plan changes to cover certain COVID-19 related costs; (iii) installed counter standing acrylic screens (“sneeze guards”) and provided personal protective equipment to employees (e.g., masks, gloves) in many stores; and (iv) minimized employee contact by mobilizing support teams in the home office to work from home and implemented social distancing and precautionary measures in all of its stores.

To support its customers, the Company curtailed both: (i) rate increases to existing customers, which has been a significant contributor to same store rental income growth in recent quarters; and (ii) its standard “auction” process under lien sale statutes for past due customers.

The Company also encouraged customers to use Rent Now, its online rental platform that allows customers to self-serve, in order to promote a safe environment and peace-of-mind to its employees and customers as they practice social distancing. Since Rent Now has been in place at certain stores since July 2018, the technology platform and associated store procedures are mature and broadly adopted, contributing significantly to the Company’s ability to continue conducting business at its stores during this difficult and disruptive situation.

While the COVID-19 global health crisis has not had a significant adverse effect on the Company’s financial results to-date, the Company has experienced certain negative impacts to its operations. For example, same store move-ins in April 2020 were roughly 15% lower than April 2019, the effect of which was off-set by approximately 23% lower same store move-outs during that same time period. Same store occupancy at April 30, 2020 was 89.8% as compared to 90.2% at April 30, 2019. Furthermore, the Company collected approximately 94% of rental income in April 2020 compared to roughly 96% in April 2019. The decrease was partially due to the Company’s decision to curtail auctions. The Company has taken steps to augment its collection efforts; though there can be no assurance that such efforts will be successful in mitigating rental income losses.

In order to support its liquidity position, the Company has paused store acquisitions and reduced its planned expansion and enhancement projects for its wholly owned portfolio. As of March 31, 2020, the Company has no wholly owned acquisitions under contract. Additionally, the Company plans to complete $40 to $50 million of expansions and enhancements to its existing facilities in 2020, a reduction from its previous plan to complete $55 to $65 million. If market conditions improve later this year, the Company will seek to execute upon its robust pipeline of investment opportunities; however, there is no assurance that the environment will allow the Company to do so. The Company is also evaluating opportunities to reduce planned capital expenditures.

YEAR 2020 EARNINGS GUIDANCE:

Because the Company cannot reasonably estimate the duration and severity of the impact from COVID-19 on its business, the Company has withdrawn the full year 2020 guidance that was included in its February 19, 2020 earnings release. The Company may reinstate guidance once it has better, longer-term visibility into customer behaviors resulting from the economic and social impact of the COVID-19 pandemic. However, the Company continues to believe it will emerge from these events well positioned for long-term growth due to its strong liquidity position and the strategic initiatives that have been underway for the past several quarters.

FORWARD LOOKING STATEMENTS:

When used in this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the effect of competition from new self-storage facilities, which would cause rents and occupancy rates to decline; risks associated with the COVID-19 global health crisis or similar events, including but not limited to (i) the impact to the health of our employees and/or customers, (ii) the negative impacts to the economy and to self-storage customers which could reduce the demand for self-storage or reduce our ability to collect rent, (iii) reducing or eliminating our ability to increase rents charged to our current or future customers, (iv) limiting our ability to collect rent from or evict past due customers, (v) we could see an increase in move-outs of longer-term customers due to the economic uncertainty and significant rise in unemployment resulting from the COVID-19 global health crisis which could lead to lower occupancies and reduced average rental rates as longer-term customers are replaced with new customers at lower rates, (vi) potential negative impacts on the cost and availability of debt and equity which could have a negative impact on our capital and growth plans, and (vii) the requirement to close our facilities if we were determined not to be an “essential business”; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to effectively compete in the industry in which it does business; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; any future ratings on the Company’s debt instruments; regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s reliance on its call center; and tax law changes that may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Friday, May 8, 2020. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 844-707-6940 (domestic) or 412-317-5702 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com. The webcast will be archived for a period of six months.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. Located in Buffalo, New York, the Company operates more than 850 storage facilities in 29 states and Ontario, Canada. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to approximately 450,000 customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	March 31,	December 31,
(dollars in thousands)	2020	2019
Assets
Investment in storage facilities:
Land	$904,475	$884,235
Building, equipment and construction in progress	3,979,535	3,865,238
	4,884,010	4,749,473
Less: accumulated depreciation	(783,284)	(756,333)
Investment in storage facilities, net	4,100,726	3,993,140
Cash and cash equivalents	20,720	17,458
Accounts receivable	11,717	12,218
Receivable from joint ventures	918	1,302
Investment in joint ventures	147,326	154,984
Prepaid expenses	11,823	7,771
Intangible asset - in-place customer leases	3,282	2,910
Trade name	16,500	16,500
Other assets	26,277	26,681
Total Assets	$4,339,289	$4,232,964

Liabilities
Line of credit	$183,000	$65,000
Term notes, net	1,858,918	1,858,271
Accounts payable and accrued liabilities	81,295	103,942
Deferred revenue	13,244	11,699
Mortgages payable	34,685	34,851
Total Liabilities	2,171,142	2,073,763

Noncontrolling redeemable Operating Partnership Units at redemption value	20,428	26,307

Equity
Common stock	469	467
Additional paid-in capital	2,399,311	2,376,723
Accumulated deficit	(246,332)	(238,338)
Accumulated other comprehensive loss	(5,729)	(5,958)
Total Shareholders' Equity	2,147,719	2,132,894
Total Liabilities and Shareholders' Equity	$4,339,289	$4,232,964

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	January 1, 2020	January 1, 2019
	to	to
(dollars in thousands, except share data)	March 31, 2020	March 31, 2019

Revenues
Rental income	$128,907	$124,146
Other operating income	13,623	9,290
Management and acquisition fee income	4,413	3,086
Total operating revenues	146,943	136,522

Expenses
Property operations and maintenance	32,850	31,161
Real estate taxes	17,408	16,092
General and administrative	12,906	12,337
Payments for rent	-	141
Depreciation and amortization	27,028	25,883
Amortization of in-place customer leases	1,302	344
Total operating expenses	91,494	85,958

Gain on sale of real estate	302	1,076
Income from operations	55,751	51,640

Other income (expense)
Interest expense (A)	(20,246)	(17,819)
Interest income	4	5
Equity in income of joint ventures	1,116	811

Net income	36,625	34,637
Net income attributable to noncontrolling interests in the Operating Partnership	(192)	(183)
Net income attributable to common shareholders	$36,433	$34,454

Earnings per common share attributable to common shareholders - basic	$0.78	$0.74

Earnings per common share attributable to common shareholders - diluted	$0.78	$0.74

Common shares used in basic earnings per share calculation	46,677,237	46,564,846

Common shares used in diluted earnings per share calculation	46,750,896	46,636,700

Dividends declared per common share	$1.07	$1.00

(A) Interest expense for the period ending March 31 consists of the following
Interest expense	$19,632	$17,282
Amortization of debt issuance costs	614	537
Total interest expense	$20,246	$17,819

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	January 1, 2020	January 1, 2019
	to	to
(dollars in thousands, except share data)	March 31, 2020	March 31, 2019

Net income attributable to common shareholders	$36,433	$34,454
Noncontrolling interests in the Operating Partnership	192	183
Depreciation of real estate and amortization of intangible assets exclusive of debt issuance costs	27,742	25,806
Depreciation and amortization from unconsolidated joint ventures	1,795	1,410
Funds from operations allocable to noncontrolling interest in Operating Partnership	(346)	(326)
Funds from operations available to common shareholders	65,816	61,527
FFO per share - diluted	$1.41	$1.32

Adjustments to FFO
Gain on sale of land	$(302)	$(1,076)
Acquisition fee	(217)	-
Costs related to officer's retirement	-	443
Funds from operations resulting from non-recurring items allocable to noncontrolling interest in Operating Partnership	3	3
Adjusted funds from operations available to common shareholders	65,300	60,897
Adjusted FFO per share - diluted	$1.40	$1.31

Common shares - diluted	46,750,896	46,636,700

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	January 1, 2020	January 1, 2019
	to	to
(dollars in thousands)	March 31, 2020	March 31, 2019

Net Income	$36,625	$34,637
General and administrative	12,906	12,337
Payments for rent	-	141
Depreciation and amortization	28,330	26,227
Gain on sale of real estate	(302)	(1,076)
Interest expense	20,246	17,819
Interest income	(4)	(5)
Equity in income of joint ventures	(1,116)	(811)
Net operating income	$96,685	$89,269

Same store (4)	$80,221	$76,569
Net operating income related to tenant reinsurance	6,877	5,815
Other stores and management fee income	9,587	6,885
Total net operating income	$96,685	$89,269

Life Storage, Inc.
Quarterly Same Store Data (3) (4) 517 mature stores owned since 12/31/18
(unaudited)
	January 1, 2020	January 1, 2019
	to	to		Percentage
(dollars in thousands)	March 31, 2020	March 31, 2019	Change	Change

Revenues:
Rental income	$120,453	$117,228	$3,225	2.8%
Other operating income	1,451	1,576	(125)	-7.9%
Total operating revenues	121,904	118,804	3,100	2.6%

Expenses:
Payroll and benefits	9,575	10,089	(514)	-5.1%
Real estate taxes	16,135	15,249	886	5.8%
Utilities	3,534	3,895	(361)	-9.3%
Repairs and maintenance	3,945	5,150	(1,205)	-23.4%
Office and other operating expense	3,707	3,969	(262)	-6.6%
Insurance	1,488	1,488	-	0.0%
Advertising	62	298	(236)	-79.2%
Internet marketing	3,237	2,097	1,140	54.4%
Total operating expenses	41,683	42,235	(552)	-1.3%

Net operating income (2)	$80,221	$76,569	$3,652	4.8%

QTD Same store move ins	45,495	45,622	(127)

QTD Same store move outs	43,294	44,343	(1,049)

Other Comparable Quarterly Same Store Data (4)
(unaudited)
	January 1, 2020	January 1, 2019
	to	to		Percentage
	March 31, 2020	March 31, 2019	Change	Change
2019 Same store pool (504 stores)
Revenues	$119,426	$116,530	$2,896	2.5%
Expenses	40,650	41,167	(517)	-1.3%
Net operating income	$78,776	$75,363	$3,413	4.5%

2018 Same store pool (488 stores)
Revenues	$115,213	$112,602	$2,611	2.3%
Expenses	39,084	39,534	(450)	-1.1%
Net operating income	$76,129	$73,068	$3,061	4.2%

Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (5)
	2020	2019	2020	2019

Weighted average quarterly occupancy	89.3%	89.8%	88.0%	89.2%

Occupancy at March 31	89.5%	90.0%	88.3%	89.4%

Rent per occupied square foot	$14.59	$14.20	$14.60	$14.01

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the three months ended March 31, 2020:

Beginning balance	$4,749,473
Property acquisitions	122,623
Improvements and equipment additions:
Expansions	-
Roofing, paving, and equipment:
Stabilized stores	3,465
Recently acquired stores	184
Change in construction in progress (Total CIP $37.2 million)	8,387
Dispositions and Impairments	(122)
Storage facilities at cost at period end	$4,884,010

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	March 31, 2020	March 31, 2019

Management and administrative salaries and benefits	$7,521	$6,617
Training	208	253
Call center	731	755
Life Storage Solutions costs	207	417
Income taxes	796	365
Legal, accounting and professional	1,074	925
Costs related to officer's retirement	-	443
Other administrative expenses (6)	2,369	2,562
	$12,906	$12,337

Net rentable square feet	March 31, 2020
Wholly owned properties	40,390,316
Joint venture properties	8,834,451
Third party managed properties	13,713,726
	62,938,493

	March 31, 2020	March 31, 2019

Common shares outstanding	46,902,364	46,632,703
Operating Partnership Units outstanding	243,966	248,966

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, operating lease expenses, depreciation and amortization expense, any losses on sale of real estate, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, any gains on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and in comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self-storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Revenues and expenses do not include items related to tenant reinsurance.

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

Contacts

Life Storage, Inc.
David Dodman
(716) 229-8284
ddodman@lifestorage.com